Exhibit 10.36.5

AGREEMENT TO PURCHASE CONTRACT PAYMENTS

THIS AGREEMENT TO PURCHASE CONTRACT PAYMENTS (this "Agreement'), dated as of May 5 2006 is executed and delivered by NORTHEAST UTILITIES, a Massachusetts business trust (the "Guarantor"), AMERESCO, INC., a Delaware corporation ("Ameresco"), and General Electric Capital Corporation, a Delaware corporation ("GECC"). Capitalized terms used in this Agreement shall have the same meaning assigned to them in the Guaranty (defined below) unless otherwise indicated. The Guarantor, Ameresco and GECC shall each be referred to as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, in accordance with the federal energy savings performance contracts (each, an "ESPC"), identified on Schedule 1 attached hereto, the United States of America through various agencies and departments (each, an "Ordering Agency"), issued to Select Energy Services, Inc. (the "Seller") certain task orders (as amended, modified, supplemented, renewed or extended from time to time in accordance therewith, together with all exhibits, schedules, annexes and other attachments thereto, collectively, the "Task Orders") identified on Schedule 1, which provide for, among other things, the Seller to implement energy conservation projects ("ECM Projects") at each Ordering Agency's site;

WHEREAS, each Ordering Agency is required under the relevant Task Order to make periodic installment payments in the amounts and on the dates set forth therein (collectively, together with interest owed by the relevant Ordering Agency under the Prompt Payment Act, as. amended, 31 U.S.C. §§ 3901-3907, and payments owed by the relevant Ordering Agency upon termination, buydown or buyout of the Task Order, the "Contract Payments");

WHEREAS, in conjunction with that certain Master Purchase Agreement (as amended, modified, supplemented, renewed or extended from time to time in accordance therewith, together with all exhibits, schedules, annexes and other attachments thereto), between Hannie Mae LLC (together with its successors and assigns, the "Buyer') and the Seller, the Seller executed and delivered certain assignment schedules pursuant to the Master Purchase Agreement assigning the Contract Payments to the Buyer (each such schedule, as amended, modified, supplemented, renewed or extended from time to time in accordance therewith, together with all exhibits, schedules, annexes and other attachments thereto, shall be referred to as an "Assignment Schedule ") attached hereto as Schedule 2, which sold, assigned, transferred and conveyed to the Buyer all of the Seller's right, title and interest in and to the Contract Payments;

WHEREAS, in support of each Assignment Schedule, the Guarantor executed a Guaranty in favor of the Buyer (each a "Guaranty") whereby the Guarantor agreed to guarantee the obligations of the Seller;

WHEREAS, each Guaranty provides that, should Guarantor elect not to renew or extend the Guaranty, the Buyer may require the Guarantor to purchase the remaining Contract Payments from the Buyer;

WHEREAS, Ameresco and NU Enterprises, Inc., a Connecticut corporation and wholly owned subsidiary of Guarantor, executed a Stock Purchase Agreement, dated February 3, 2006, whereby Ameresco agreed to purchase the capital stock of the Seller. Under the terms of the Stock Purchase Agreement, the financing of the Contract Payments must be refinanced so as to release the Guarantor from each Guaranty; and

WHEREAS, if Guarantor is required to purchase the Contract Payments from Buyer, the Guarantor desires to sell such Contract Payments to the Seller, GECC desires to purchase the Contract Payments from the Seller, and Ameresco desires to cause Seller to purchase from the Guarantor and to sell to GECC the Contract Payments.

NOW, THEREFORE, for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.

Purchase of Contract Payments.  Subject to the terms hereof, GECC agrees to purchase the Contract Payments from the Seller. The purchase price for the remaining Contract Payments shall be determined as set forth in Section 2 below. GECC shall be obligated to purchase the applicable Contract Payments related to each Task Order on the dates set forth on Schedule 3 hereto (each a "Purchase Date").  The purchase shall be effected by wire transfer to an account to be provided by Seller prior to the Purchase Date. The contract documents effecting the transfer of the Contract Payments to GECC shall be in the form of the Master Purchase Agreement between the Seller and GECC dated on or about May , 2006 (the "MPA "). The Guarantor, Ameresco, the Seller and GECC shall work together in good faith to execute all other reasonable agreements necessary to effect the transfer of the Contract Payments (i.e., governmental consents, indemnifications, opinions of counsel, etc.).

2.

Purchase Price.  GECC agrees, as consideration for such purchase, to pay to the Seller an amount equal to the net present value of the Contract Payments discounted to the applicable Payment Date at an interest rate equal to the sum of 56 basis points (0.56%) plus the average life swap rate index (collectively, the "Discount Rate"), (as referenced in the Bloomberg Index) as of the close of business two (2) days prior to the Purchase Date (the "Purchase Price").

3.

Conditions to Purchase.  GECC's obligation to purchase the Contract Payments is subject to the satisfactory fulfillment of the following conditions and final approval of its investment committee:

(a)

The Seller shall not become insolvent, make an assignment for the benefit of its creditors or be subject to relief granted by the United States Bankruptcy Court or. commit or permit to occur or continue any act, condition or proceeding which constitutes an act of bankruptcy under any applicable federal or state law or have a material adverse change in its financial or operating condition as determined by GECC in its reasonable discretion;

(b)

Seller shall not be in default of its obligations under any Task Order;

(c)

Receipt by GECC of each ESPC and Task Order and all other documents related to each Task Order, in form and substance satisfactory to GECC;

(d)

Completion of due diligence by GECC regarding the ESPCs and Task Orders, including, but not limited to:

i)

Evidence that the Contract Payments are being made promptly;

ii)

Evidence or representations and warranties that the Task Orders are valid, binding and enforceable against the Seller and the relevant Ordering Agency;

iii)

The performance of the ECM Projects is equal to or better than projected;

iv)

The Contract Payments under each Task Order are sufficient to cover GECC's investment (otherwise GECC must receive sufficient indemnification for any shortfall);

v)

None of the locations where the ECM's are installed is on the BRAC list; and

vi)

Maintenance and verification of the ECM Projects is being performed and is meeting or exceeding expectations; and

(e)

Receipt by GECC of all other documents required to be delivered to f GECC pursuant to the MPA, between the Seller and GECC, in form and substance satisfactory to GECC.

The Federal Finance unit of GECC agrees to submit and pursue final approval of its investment committee to purchase the applicable Contract Payments as set forth herein, so long as what has been represented to GECC by the Guarantor and Ameresco with respect to the ESPCs and Task Orders is satisfactorily confirmed by GECC as a result of its due diligence

4.

Representations.

(a)

The Guarantor represents and warrants that (a) the Guarantor is a Massachusetts business trust duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power to enter into and perform its obligations under this Agreement, and (b) this Agreement has been duly authorized by the Guarantor, has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be subject to the effect of general principles of equity or limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally.

(b)

Ameresco represents and warrants that (a) Ameresco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power to enter into and perform its obligations under this Agreement, and (b) this Agreement has been duly authorized by , has been duly executed and delivered by the Ameresco and constitutes the legal, valid and binding obligation of the Ameresco enforceable against Ameresco in accordance with its terms, except as such enforceability may be subject to the effect of general principles of equity or limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally.

(c)

The Seller represents and warrants that (a) the Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power to enter into and perform its obligations under this Agreement, and (b) this Agreement has been duly authorized by the Seller, has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be subject to the effect of general principles of equity or limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally.

(d)

GECC represents and warrants that (a) GECC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power to enter into and perform its obligations under this Agreement, and (b) this Agreement has been duly authorized by GECC, has been duly executed and delivered by GECC and constitutes the legal, valid and binding obligation of GECC enforceable against GECC in accordance with its terms, except as such enforceability may be subject to the effect of general principles of equity or limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally.

5.

No Waivers,.

No failure or delay by any Party to this Agreement in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in any other document, instrument or agreement executed in connection with this Agreement.

6.

Severability.

 If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid of unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

7.

Modification in Writing.

No modification, consent, amendment, or waiver of any provision of this Agreement, and no consent to any departure by the Parties therefrom, shall be effective unless the same shall be in writing and signed by an officer of the Buyer, and then shall be effective only in the specific instance and for the specific purpose for which given.

8.

Successors and Assigns.

All covenants and agreements contained in this Agreement shall be binding on the Parties and their successor and assigns and. shall inure to the benefit of the Buyer and its successors and assigns. Neither Party shall have the right to assign this Agreement without the express written consent of the other Party.

9.

Governing Law.

The laws of the State of New York applicable to contracts shall govern the validity, interpretation, and performance of this Agreement. Any action to enforce or interpret this Agreement shall be commenced or maintained only in, and each party consents to the jurisdiction of, a New York court of competent jurisdiction in New York, New York or a federal court of competent jurisdiction in New York, New York, and each party waives any venue, convenient forum, removal, jurisdiction or other rights to the contrary.

10.

Expenses.

Each Party agrees to pay, and save the other Party harmless against liability for the payment of all, all fees and expenses of the other Party, including, without limitation, attorneys' fees and disbursements, incurred in connection with enforcing any rights under this Agreement, including, without limitation, costs and expenses incurred in any bankruptcy case.

11.

Notices.

All notices, requests, demands and other communications to either Party shall be in writing 'and shall be given to such Party at its address or telecopier number set forth below or such other address or telecopier number as such Party may hereafter specify. Each such notice, request or other communication shall be effective (a) if given by registered or certified mail, postage prepaid, return receipt requested, as of the date of delivery shown on the return receipt, or (b) if given by any other means, including by hand, overnight courier or facsimile transmission, when delivered to the address or telecopier number specified below.

If to the Guarantor:

Northeast Utilities
107 Selden Street
Berlin, CT 06070
Telecopier: (860) 665-2807
Attn: John J. Roman

If to Ameresco:

Ameresco, Inc.
111 Speen Street, Suite 410
Framingham, MA 01701
Telecopier: (508) 661-2200
Attn: General Counsel

If to the Seller:

Select Energy Services, Inc.
111 Speen Street, Suite 410
Framingham, MA 01701
Telecopier: (508) 661-2200
Attn: General Counsel

If to GECC

General Electric Capital Corporation
2000 Corporate Ridge, Suite 1095
McLean, VA 22102
Telecopier: (703) 749-3527
Attn: Federal Finance Risk and Operations Manager

12.

Complete Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes and nullifies all prior negotiations, proposals or stipulations. There are no prior or contemporaneous agreements or presentations not included or provided for herein. No agent or representative of either party has authority to make, nor is either party relying upon, any representation not expressly contained herein.

13.

No Trustee Liability.

  No Trustee or shareholder of Guarantor shall be held to any liability whatsoever for any obligation under this Agreement, and such Agreement shall not be enforceable against any such Trustee in their or his or her individual capacities or capacity. This Agreement shall be enforceable against the Trustees of Guarantor only as such, and every person, firm, association, trust or corporation having any claim or demand arising under this Agreement and relating to Guarantor, its shareholders or Trustee shall look solely to the trust estate of Guarantor for the payment or satisfaction thereof.

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IN WITNESS WHEREOF,-the undersigned have executed this Agreement as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION	AMERESCO, INC.

By: /s/ Robert Whartenby	By: /s/ Andrew B. Spence
Name: Robert Whartenly	Name: Andrew B. Spence
Title: Risk & Operations Manager	Title: VP/CFO

NORTHEAST UTILITIES

By:

/s/ David R. McHale

Name:

 David R. McHale

Title:

 Senior VP & CFO